CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 28, 2022

Board of Managers

VV MARKETS, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 4, 2022, with respect to the balance sheets of VV MARKETS LLC (and associated series companies) as of December 31, 2021 and 2020 and the related statements of operations, members’ equity/deficit and cash flows for the inception period from June 16, 2020 through December 31, 2020 and the calendar year period ended December 31, 2021 related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

June 28, 2022